First Cova Life Insurance Company
                               One Madison Avenue
                                NewYork, NY 10010




ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is February 5, 2001.

On the effective date the name of the Company shall be changed to First MetLife Investors Insurance Company.

All other terms and conditions of the Contract remain unchanged.

First Cova Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



CNY-4436 (12/00)